Virginia Mines Inc.
(an exploration company)
Interim Balance Sheet (unaudited)

(expressed in Canadian dollars)
	As at	As at
	August 31,	February 29,
	2008	2008
	$	$

Assets

Current assets
Cash and cash equivalents	8,736,391	8,665,254
Short-term investments	29,142,803	36,194,101
Amounts receivable	9,338,693	7,012,349
Prepaid expenses	177,857	128,484
	47,395,744	52,000,188

Long-term investements (note 4)	1,483,000	1,444,000

Property, plant and equipment	130,148	134,840

Mining properties (note 5)	21,508,883	14,896,717
	70,517,775	68,475,745

Liabilities

Current liabilities
Accounts payable and accrued liabilities
Companies held by directors	9,913	175,286
Others	2,958,788	3,719,989
	2,968,701	3,895,275

Shareholders' Equity

Share capital	102,639,929	98,204,815
Warrants (note 6)	26,962	-
Stock options (note 7)	4,402,760	3,966,778
Contributed surplus	72,681	29,481
Deficit	(40,739,143)	(39,638,943)
Accumulated other comprehensive income	1,145,885	2,018,339
	67,549,074	64,580,470
	70,517,775	68,475,745
Commitments (note 10)

The accompanying notes are an integral part of these interim financial statements.

Approved by the Board of Directors
(signed) André Gaumond , Director	(signed) André Lemire , Director

Virginia Mines Inc.
(an exploration company)
Interim Statements of Earnings and Comprehensive Income (Loss) (unaudited)

(expressed in Canadian dollars)

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2008	2007	2008	2007
	$	$	$	$

General and administrative expenses
Salaries	333,668	28,993	508,729	52,743
Professional and maintenance fees	118,211	58,125	246,548	72,728
Management fees	-	113,864	-	223,928
Rent and office expenses	102,024	208,825	263,642	505,600
Stock-based compensation	519,138	445,419	559,934	619,832
Advertising and exhibitions	12,224	25,150	42,759	73,770
Travelling	19,643	18,686	54,434	47,105
Depreciation of property, plant and equipment	7,619	1,058	14,669	2,117
General exploration costs	76,866	127,000	147,681	221,621
Grants, credit on duties refundable for loss and refundable tax credit
for resources	(35,251)	(58,428)	(66,982)	(100,765)
Cost of mining properties abandoned or written-off	-	22,193	179,463	57,164
	1,154,142	990,885	1,950,877	1,775,843

Other income (expenses)
Dividends and interests	427,801	485,428	878,515	942,041
Fees invoiced to partners	374,852	355,607	741,958	647,001
Option payment received in excess of cost of mining properties	-	-	14,238	-
Gain on sale of mining properties	-	6,360,000	-	6,360,000
Gains (losses) on sale of available-for-sale investments	191,878	(52,887)	497,409	182,582
Gains (losses) on sale of investments held for trading	(2,272)	(1,190)	(14,306)	6,381
Other than temporary writedown on available-for-sale investments	(1,056,050)	(1,964,894)	(1,056,050)	(1,964,894)
Unrealized losses on investments held for trading	(82,912)	(1,979,251)	(49,522)	(3,130,801)
	(146,703)	3,202,813	1,012,242	3,042,310

Earnings (loss) before income taxes	(1,300,845)	2,211,928	(938,635)	1,266,467
Future income taxes	9,662	(180,580)	(161,565)	(413,959)
Net earnings (net loss) for the period	(1,291,183)	2,031,348	(1,100,200)	852,508

Other comprehensive income (loss)
Unrealized losses on available-for-sale investments, net of related income taxes of $104,397 and $227,885 ($384,342 and$576,220 in 2007)

	(563,746)	(1,796,325)	(1,230,579)	(2,693,117)
Reclassification of other than temporary declines in value on available-for-sale investments to net earnings, net of related income taxes of $144,040 ($194,441 in 2007)

	777,814	908,771	777,814	908,771
Reclassification of losses (gains) on available-for-sale investments realized upon sale to net earnings, net of related income taxes of $29,981 and $77,720 ($9,321 and $32,180 in 2007)

	(161,897)	43,566	(419,689)	(150,402)

	52,171	(843,988)	(872,454)	(1,934,748)

Comprehensive income (loss)	(1,239,012)	1,187,360	(1,972,654)	(1,082,240)

Basic net earnings (net loss) per share (note 8)	(0.047)	0.077	(0.040)	0.032

Diluted net earnings (net loss) per share (note 8)	(0.047)	0.076	(0.040)	0.032

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Changes in Shareholders' Equity (unaudited)
For the six-month period ended August 31, 2008

(expressed in Canadian dollars)
									Accumulated other comprehensive income
	Share capital common shares		Warrants		Stock options		Contributed surplus	Deficit		Total

	Number	$	Number	$	Number	$	$	$	$	$

Balance as at March 1, 2008	27,005,110	98,204,815	-	-	1,367,000	3,966,778	29,481	(39,638,943)	2,018,339	64,580,470

Stock options exercised (note 7)	30,000	204,002	-	-	(30,000)	(80,752)	-	-	-	123,250

Stock options granted (note 7)	-	-	-	-	261,250	559,934	-	-	-	559,934

Stock options expired (note 7)	-	-	-	-	(14,000)	(43,200)	43,200	-	-	-

Issuance of shares for a cash consideration (a)	500,000	4,500,000	-	-	-	-	-	-	-	4,500,000

Share issue expenses (a)	-	(268,888)	-	-	-	-	-	-	-	(268,888)

Warrants granted (a) (note 6)	-	-	25,000	26,962	-	-	-	-	-	26,962

Net loss for the period	-	-	-	-	-	-	-	(1,100,200)	-	(1,100,200)

Net change in the fair value of available-for-sale investments, net of related income taxes of $161,565	-	-	-	-	-	-	-	-	(872,454)	(872,454)

Balance as at August 31, 2008	27,535,110	102,639,929	25,000	26,962	1,584,250	4,402,760	72,681	(40,739,143)	1,145,885	67,549,074

(a) On June 5, 2008, the company completed a private placement of 500,000 flow-through common shares at the price of $9.00 per share for a total financing of $4,500,000. The company incurred share issue expenses of $268,888, including the issuance of 25,000 warrants that entitles its holder, upon exercise, to one share of the company at the price of $9.00 no later than December 5, 2009.
A fair value of $26,962 was assigned to these warrants.

Deficit and accumulated other comprehensive income as at August 31, 2008 totals $39,593,258 ($37,620,604 as at February 29, 2008)

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Changes in Shareholders' Equity (unaudited)
For the six-month period ended August 31, 2007

(expressed in Canadian dollars)									Accumulated other comprehensive income
			Warrants		Stock options		Contributed surplus	Deficit		Total
	Share capital common shares

	Number	$	Number	$	Number	$	$	$	$	$

Balance as at March 1, 2007	26,425,698	94,447,526	484,162	261,114	1,086,500	2,895,074	26,028	(41,445,011)	-	56,184,731

Impact of adopting new accounting standards	-	-	-	-	-	-	-	2,191,822	2,806,561	4,998,383

Stock options granted	-	-	-	-	179,000	619,832	-	-	-	619,832

Stock options exercised	17,500	120,410	-	-	(17,500)	(47,175)	-	-	-	73,235

Net earnings for the period	-	-	-	-	-	-	-	852,508	-	852,508

Net change in the fair value of available-for-sale investments, net of related income taxes of $413,959	-	-	-	-	-	-	-	-	(1,934,748)	(1,934,748)
Balance as at August 31, 2007	26,443,198	94,567,936	484,162	261,114	1,248,000	3,467,731	26,028	(38,400,681)	871,813	60,793,941

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)
	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2008	2007	2008	2007
	$	$	$	$
Cash flows used in operating activities
Net earnings (net loss) for the period	(1,291,183)	2,031,348	(1,100,200)	852,508
Items not affecting cash and cash equivalents
Future income taxes	(9,662)	180,580	161,565	413,959
Unrealized losses on investments held for trading	82,912	1,979,251	49,522	3,130,801
Other than temporary writedown on available-for-sale investments	1,056,050	1,964,894	1,056,050	1,964,894
Gains (losses) on sale of investments held for trading	2,272	1,190	14,306	(6,381)
Gains (losses) on sale of available-for-sale investments	(191,878)	52,887	(497,409)	(182,582)
Gain on sale of mining properties	-	(6,360,000)	-	(6,360,000)
Cost of mining properties abandoned or written off	-	22,193	179,463	57,164
Depreciation of property, plant and equipment	7,619	1,058	14,669	2,117
Stock-based compensation	519,138	445,419	559,934	619,832
	175,268	318,820	437,900	492,312

Net change in non-cash working capital items
Amounts receivable	125,983	(485,815)	(173,639)	(924,083)
Prepaid expenses	(87,484)	(61,879)	(49,373)	(69,195)
Accounts payable and accrued liabilities	(399,780)	(1,470,511)	(2,125,673)	(1,415,236)
	(361,281)	(2,018,205)	(2,348,685)	(2,408,514)
	(186,013)	(1,699,385)	(1,910,785)	(1,916,202)

Cash flows from financing activities
Issuance of common shares, net of share issue expenses	4,275,153	73,235	4,381,324	73,235

Cash flows from (used in) investing activities
Net disposition of short-term investments	1,523,168	2,000,809	5,355,810	4,088,461
Cash equivalents transferred to long-term investments	-	(3,793,467)	-	(3,793,467)
Acquisition of mining properties	(5,586,922)	(2,265,602)	(8,717,452)	(3,023,503)
Change in credit on duties refundable for loss and refundable tax creditrelated to exploration costs applied against mining properties
	(35,251)	(58,427)	1,026,367	5,600,847
Acquisition of property, plant and equipment	(8,033)	-	(109,890)	(3,900)
Option payments received	35,000	-	45,763	219,472
	(4,072,038)	(4,116,687)	(2,399,402)	3,087,910

Net change in cash and cash equivalents	17,102	(5,742,837)	71,137	1,244,943
Cash and cash equivalents - Beginning of period	8,719,289	13,127,323	8,665,254	6,139,543
Cash and cash equivalents - End of period	8,736,391	7,384,486	8,736,391	7,384,486

Additional information
Items not affecting cash and cash equivalents related to financing and investing activities
Credit on duties refundable for loss and refundable tax credit related toexploration costs
applied against mining properties	8,213,360	5,000,782	8,213,360	5,000,782
Acquisition of mining properties included in accounts payable and accrued liabilities
	2,588,366	2,256,440	2,588,366	2,256,440
Warrants granted and included in issue expenses	26,962	-	26,962	-
Stock options exercised and included in share capital	10,537	47,175	80,752	47,175
Stock options cancelled and included in contributed surplus	43,200	-	43,200	-
Mining properties sold in consideration of short-term investments	-	6,389,045	-	6,389,045
Interest received	388,421	517,686	626,208	729,218

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

1	Interim financial information

The financial information as at August 31, 2008 and for the three and six-month periods ended August 31, 2008 and 2007 are unaudited. However, in the opinion of management, all adjustments necessary to present fairly the results of these periods have been included.  The adjustments made were of a normal recurring nature.  Interim results may not necessarily be indicative of results anticipated for the year.

These unaudited interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles and use the same accounting policies and methods used in the preparation of Virginia Mines Inc's. (the "company") most recent annual financial statements except for the new accounting standards as described in note 2.  All disclosures required for annual financial statements have not been included in these financial statements.  These unaudited interim financial statements should therefore be read in conjunction with the company's most recent annual audited financial statements.

2	New accounting standards

Accounting changes

Effective March 1, 2008, the company adopted four new accounting standards issued by the Canadian Institute of Chartered Accountants ("CICA") in relating to general standards of financial statements presentation, capital disclosures and financial instruments.

Section 1400, General Standards of Financial Statement Presentation

Section 1400 has been amended to include requiremements to assess and disclose an entity's ability to continue as a going concern (going concern assumption). The adoption of this Section had no impact on the financial statements of the company.

Section 1535, Capital Disclosures

This Section establishes standards for disclosing information about an entity's capital. The information will enable users of its financial statements to evaluate its objectives, policies and processes for managing capital. An entity will also disclose whether it complies with capital requirements to which it is subject and the consequences of non-compliance. The required disclosure is contained in note 3.

Section 3862, Financial Instruments – Disclosures and Section 3863, Financial Instruments - Presentation

Sections 3862, "Financial Instruments – Disclosures", and 3863, "Financial Instruments – Presentation", which replace Section 3861, "Financial Instruments – Disclosure and Presentation" require enhanced disclosures on financial asset and liability categories as well as a detailed analysis of the risks associated with the company's financial instruments and how the entity manages those risks. Presentation requirements remain unchanged. The required disclosure is contained in note 8.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Impact of new accounting standards not yet adopted

International Financial Reporting Standards ("IFRS")

In 2007 the CICA published an update of the Accounting Standards Board's Implementation Plan for incorporating IFRS into Canadian GAAP. The plan outlines the key decisions that the CICA will need to make as it implements the Strategic Plan to converge Canadian GAAP standards with IFRS. While IFRS uses a similar conceptual framework to that of Canadian GAAP, there are still significant accounting policy differences that will need to be resolved. The CICA has confirmed January 1, 2011 as the change over from current Canadian GAAP to IFRS for publicly accountable companies.

During the next periods, the company will develop its internal implementation plan to meet the guidelines of the future reporting requirements.

3	Capital management

The company considers the items included in shareholders' equity as capital components.

The company manages its capital structure and makes adjustments to it, based on the funds available to the company, in order to support the acquisition and exploration of mining properties. Given that the company is in the mineral exploration business, the Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the company's management to sustain future development of the business.

The mining properties in which the company currently has an interest are in the exploration stage. As such the company is not dependent on external financing to fund its activities, for it relies on partnership agreements, credit on duties refundable for loss, refundable tax credit for resources and its return on short-term investments to support its activities.

On June 5, 2008, the company has completed a private placement of $4,500,000. The proceeds from the offering will be used mainly to fund exploration on the Coulon JV project.

The company is not subject to externally imposed capital requirements.

4	Long-term investments

As at August 31, 2008, the company held $3,800,000 principal amount of non-bank sponsored Asset-Backed Commercial Paper ("ABCP").

Since the beginning of the period, a ABCP restructuring report of J.P. Morgan dated March 14, 2008 and a restructuring Plan proposed to noteholders dated March 20, 2008 were published. The Plan was approved by noteholders on April 25, 2008 and on June 5, 2008, the Ontario Superior Court of Justice homologated it.

On June 25, 2008, a number of ABCP holders appealed the Ontario Superior Court of Justice’s decision to the

Ontario Court of Appeal. On August 18, 2008, the Ontario Court of Appeal upheld the Ontario Superior Court of Justice’s decision approving the Committee’s Restructuring Plan. On August 29, 2008, a number of ABCP holders appealed the Ontario Court of Appeal’s decision to the Supreme Court of Canada. On September 19, 2008, the Supreme Court of Canada has denied leave to appeal by a small group of ABCP holders. The committee has announced that it was commencing the final steps to implement its restructuring plan.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Taking into account the information made available and the changes that occurred in the credit market conditions and the review of the assumptions used, the company remeasured the fair value of its investments in ABCP.

The company's methodology assessment consists on use of market indexes corresponding to the length, constitution and notation of underlying assets. This method includes two possible scenarios depending upon the Montreal Proposal success. The company's assigns a 95% success probability, the average discount rate used is 17.93% with an estimated average term of 8.35 years and the average coupon rate is 3.31%.

In determining the fair value of the Montreal Proposal ABCP, the company assumes the Montreal Proposal ABCP will be converted into variable rate term notes and in accordance with the key elements of the Master Agreement. In addition, the company assumes the restructured notes will include traditional securitized assets ($300,000 principal amount),  restructured pooled synthetic notes ($1,500,000 principal amount) will be reduced by the cost of a margin facility estimated to be 1.00% and all US sub-prime residential mortgage-backed collateralized debt obligations will be restructured as ineligible notes ($2,000,000 principal amount). Restructuring costs will be distributed among new notes and should reduce the returns. There is not enough information on the cost allocation to assign on each note.

As at August 31, 2008 the fair value of the company's ABCP was estimated to $1,483,000. Following this estimation the company has accounted, for the three-month period ended August 31, 2008, an unrealized loss in ABCP investments of $69,000 and for the six-month period ended August 31, 2008, an unrealized gain of $39,000 (an unrealized loss of $380,000 for the three and six-month periods ended August 31, 2007), which is presented under caption "Unrealized losses on investments held for trading".

An increase in the estimate discount rate of 1% would reduce the estimated fair value of the company’s investment in ABCP by approximately $82,000.

Since the fair value of the ABCP is determined using a probability-weighted approach and the foregoing assumptions and is based on the company’s assessment of market conditions as at August 31, 2008, the reported fair value may change materially in subsequent periods. In addition, the fair value estimate is dependent upon the likelihood, nature and timing of future restructuring under the terms of the Montreal Proposal. The company believes the outcome of the proposed restructuring will not have a material impact to the company’s financial condition.

On July 3, 2008, the company signed a letter agreement with its financial institution concerning a credit agreement that will be effective following the application of the Crawford Committee's proposal on ABCP. This agreement applies on restructured notes to be received in exchange of ABCP supported by ineligible assets with a carrying value of $2,000,000 that the company holds. The company will be eligible to credit facilities up to $1,500,000. The initial maturity will be two years from the signing of the agreement, which term can be deferred at the financial institution's discretion for additional periods of one year respectively, for a maximum of five renewals. Under the credit agreement, the company will have the option, from the contractual maturity date of the credit facility, to dispose of the restructuring notes in favour of the financial institution in payment of the facility principal.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)
5	Mining properties
					Mining properties abandoned, written off or under option, credit on duties refundable for loss, refundable tax credit for resources

	# claims / # permits	Undivided interest	Balance as at March 1, 2008	Costs incurred		Balance as at August 31, 2008

		%	$	$	$	$
Anatacau	207
	Mining property	0	25,345	20,700	-	46,045
	Exploration costs		368,841	408,417	(188,280)	588,978
			394,186	429,117	(188,280)	635,023

Corvet Est	667
	Mining property	50	30,401	23,245	(4,059)	49,587
	Exploration costs		972,474	384,308	(263,019)	1,093,763
			1,002,875	407,553	(267,078)	1,143,350

Coulon JV	3,035
	Mining property	50	277,562	8,298	-	285,860
	Exploration costs		2,311,964	5,161,252	(1,341,790)	6,131,426
			2,589,526	5,169,550	(1,341,790)	6,417,286

Éléonore Régional	733
	Mining property	100	157,361	65,435	-	222,796
	Exploration costs		482,189	296,032	(136,471)	641,750
			639,550	361,467	(136,471)	864,546

FCI	412
	Mining property	100	82,462	376	-	82,838
	Exploration costs		639,410	4,902	(2,260)	642,052
			721,872	5,278	(2,260)	724,890

Gipouloux	1,846
	Mining property	100	206,432	16,928	-	223,360
	Exploration costs		186,386	48,744	(22,471)	212,659
			392,818	65,672	(22,471)	436,019

	(forward)		5,740,827	6,438,637	(1,958,350)	10,221,114

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

					Mining properties abandoned, written off or under option, credit on duties refundable for loss, refundable tax credit for resources

	# claims / # permits	Undivided interest	Balance as at March 1, 2008	Costs incurred		Balance as at August 31, 2008

		%	$	$	$	$

	(brought forward)		5,740,827	6,438,637	(1,958,350)	10,221,114

Laguiche	2,990
	Mining property	100	395,540	-	-	395,540
	Exploration costs		249,550	63,350	(29,204)	283,696
			645,090	63,350	(29,204)	679,236

Lac Gayot	529
Mining property	2	100	2,265,920	-	(25,900)	2,240,020
	Exploration costs		797,475	(269)	(8,976)	788,230
			3,063,395	(269)	(34,876)	3,028,250

Nichicun	1,501
	Mining property	100	177,228	-	-	177,228
	Exploration costs		244,539	6,245	(2,879)	247,905
			421,767	6,245	(2,879)	425,133

Poste Lemoyne Ext.	230
	Mining property	100	1,103,304	4,370	-	1,107,674
	Exploration costs		1,532,281	1,134,188	(420,118)	2,246,351
			2,635,585	1,138,558	(420,118)	3,354,025

Wabamisk	750
	Mining property	100	142,655	20,557	-	163,212
	Exploration costs		601,087	324,644	(149,661)	776,070
			743,742	345,201	(149,661)	939,282

Others
	Mining properties		953,031	95,273	9,499	1,057,803
	Exploration costs		693,280	1,929,469	(818,709)	1,804,040
			1,646,311	2,024,742	(809,210)	2,861,843
			14,896,717	10,016,464	(3,404,298)	21,508,883
All mining properties are located in the province of Quebec.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Change in mining properties
$

Balance as at March 1, 2008	14,896,717

Costs incurred during the period

Claims and permits	255,182
Analyses	409,980
Drilling	3,854,414
Geophysics	1,326,587
Geochemistry	11,250
Geology	279,017
Transport	2,213,859
Professional fees	1,392,746
Accommodation	273,429
10,016,464

Mining properties under option	(45,763)
Mining properties abandoned or written off	(179,463)
Credit on duties refundable for loss and refundable tax credit
for resources	(3,179,072)

(3,404,298)

Balance as at August 31, 2008	21,508,883

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)
6	Warrants

The 25,000 warrants were granted in connection with a private placement concluded during the six-month period ended August 31, 2008.

The following table summarizes the information of outstanding and exercisable warrants as at August 31, 2008 :

				Weighted average exercise price $
			Weighted average remaining contractual life (months)
		Number

		25,000	15.16	9.00

The fair value of warrants granted during the six-month period ended August 31, 2008 was estimated using theBlack-Scholes model with the following assumptions :

		Risk-free interest rate			2.78%
		Expected volatility			53%
		Dividend yield			Nil
		Weighted average expected life			18 months
		Weighted average fair value of warrants granted			$1.0785

7	Stock options

The options granted are exercisable over a maximum period of ten years following the date of grant.
The following table summarizes information about stock options outstanding and exercisable as at August 31, 2008 :

Options outstanding					Options exercisable
				Weighted average exercise price $
			Weighted average remaining contractual life (years)
Range of exercise
price		Number			Number

$3.89 to $5.41		1,180,750	8.02	4.39	1,180,750
$6.10 to $7.08		403,500	9.35	6.61	328,500

The fair value of stock options granted during the six-month period ended August 31, 2008 has been estimated using the Black & Scholes model with the following assumptions :

		Risk-free interest rate			3.52%
		Expected volatility			50.45%
		Dividend yield			Nil
		Weighted average expected life			6.42 years
		Weighted average fair value of options granted			$3.080

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

8	Earnings per share

For the three and six-month periods ended August 31, 2008, there was no difference between the basic and diluted loss per share since the dilutive effect of stock options was not included in the calculation; otherwise, the effect would have been anti-dilutive. However, the net loss diluted per share for these periods was calculated according to the basic weighted average number of shares outstanding.

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2008	2007	2008	2007

Basic weighted average number of shares outstanding	27,506,501	26,438,986	27,261,175	26,432,342
Stock options	183,419	307,072	296,135	296,307

Diluted weighted average number of shares outstanding	27,689,920	26,746,058	27,557,310	26,728,649

Items excluded from the calculation of diluted earnings per
share because the exercise price was greater than the
average quoted market value of the common shares
Warrants	25,000	484,162	25,000	484,162
Stock options	603,750	129,000	403,500	129,000

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

9	Financial instruments

Fair value

The fair value of financial instruments as at August 31, 2008 and as at February 29, 2008 is summarized as follows :
							As at August 31, 2008
							Carrying value	Fair value
	Held for trading		Available- for-sale		Loans and receivable	Financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	8,736,391		-		-	-	8,736,391	8,736,391
Short-term investments	1,599,721	(a)	27,543,082	(b)	-	-	29,142,803	29,142,803
Amounts receivable	-		-		9,338,693	-	9,338,693	9,338,693
Long-term investments	1,483,000	(c)	-		-	-	1,483,000	1,483,000
	11,819,112		27,543,082		9,338,693	-	48,700,887	48,700,887

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	2,968,701	2,968,701	2,968,701

							As at February 29, 2008
							Carrying value	Fair value
	Held for trading		Available-for-sale		Loans and receivable	Financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	8,665,254		-		-	-	8,665,254	8,665,254
Short-term investments	2,066,082	(a)	34,128,019	(b)	-	-	36,194,101	36,194,101
Amounts receivable	-		-		7,012,349	-	7,012,349	7,012,349
Long-term investments	1,444,000	(c)	-		-	-	1,444,000	1,444,000
	12,175,336		34,128,019		7,012,349	-	53,315,704	53,315,704

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	3,895,275	3,895,275	3,895,275

(a) Warrants and convertible debentures
(b) Bonds, trust units and shares
(c) ABCP

Amounts receivable from partners and others and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash and cash equivalents are valued at fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the company. When a bid price is not available, the company uses the closing price of the most recent transaction on such instrument.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

The fair value of convertible debentures is established in a manner similar to available-for-sale short-term investments. Since there is no active market for the warrants, the company determines fair value using an option pricing model (Black & Scholes model) with observables inputs.

The fair value of long-term investments was determined using the method as described in note 4.

As at August 31, 2008, gross unrealized losses on available-for-sale securities totalled $248,801. Of this sum, an amount of $14,852 is related to bonds and result from wider credit spreads due to recent disruptions on capital markets as well as increases in market interest rates and not from deterioration in the creditworthiness of issuers. The balance of $233,949 is related to common shares and trust units is explained by the timing of market prices and early years in business cycle of the investees for certain investments. The company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It determined that the gross unrealized losses are temporary in nature.

Financial risks

The company has exposure to credit risk, liquidity risk and market risk from its use of financial instruments.

Credit risk

Credit risk associated with short-term investments arises mainly from the possibility that the issuer of securities may be unable to fulfill payment obligations. The company minimizes its exposure to issuer risk by investing only in products having a high quality investment-grade rating. It also ensures to achieve a good diversification of its banking investments. In addition, the company attempts to minimize its risks by entering into agreements only with Canadian institutions and their subsidiaries. Exposure to these risks is closely monitored and maintained within the limits stated in the investment policy of the company, which is revised regularly.

Credit risk associated with receivables from partners arises from the possibility that the partners may not be able to repay their debts. These receivables result from exploration work carried out on projects in partnership with other mining companies.  The company considers that the credit risk related to amounts receivable from such partnership is minimal, because the company signed agreements with major mining companies.

Liquidity risk

Liquidity risk is the risk that the company may be unable to fulfill its financial obligations related to financial liabilities. The company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at August 31, 2008 the company had a cash balance of $8,736,391 ($8,665,254 as at February 29, 2008) to settle current liabilities of $2,968,701 ($3,895,275 as at February 29, 2008). All of the company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk includes interest rate risk, currency risk and other price risks such as equity risk.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument fluctuate due to changes to market interest rates. The company's current policy is to invest excess cash principally in bonds and convertible debentures refundable before maturity and/or in interest-bearing accounts of Canadian banks and their subsidiaries.

As at August 31, 2008 and as at February 29, 2008 the company's exposure to interest rate risk is summarized as follows :

Cash and cash equivalents	Variable interest rate
Short-term investments	Fixed interest rates ranging from 2.84% to 8.50%
Amounts receivable from partners and others	Non-interest - bearing
Long-term investments	As described in note 4
Accounts payable and accrued liabilities	Non-interest - bearing

For the three and six-month periods ended August 31, 2008, the sensivity to a ± 1% change in bank balance rates would havean after tax effect of $22,000 and $44,000 on the Statement of Earnings.

Changes in fair value of available-for-sale bonds are recorded in Other Comprehensive Loss. For the company’s available-for-sale bonds, a variation of ± 1% of interest rates as at August 31, 2008, would result in an estimated after-tax effect in Other Comprehensive Loss of $230,000.

Foreign exchange risk

The company's functional currency is the Canadian dollar and major purchases are transacted in Canadian dollars. The company holds foreign currency in a chartered Canadian bank account as at August 31, 2008, but the risk is minimized because the balance of the bank account is not significant for the company. As a result, the company's exposure to foreign exchange risk is minimal.

Equity risk

Equity risk is the risk that the fair value of a financial instrument varies due to equity markets changes.

Changes in fair value of trust units and available-for-sale shares are recorded in Other Comprehensive Loss. For the company's trust units and available-for-sale shares, a variation of ± 10 % of the quoted market prices at August 31, 2008, would result in an estimated after-tax effect in Other Comprehensive Loss of $630,000.

Changes in fair value of warrants and convertible debentures held for trading are recorded in the Statements of Earnings. There is no material risk related to the warrants for the company due to the low level of carrying value as at August 31, 2008.

Changes in fair value of convertible debentures will be more impacted by the stock markets than the interest rate variation. A variation of ± 10% of the stock markets as at August 31, 2008, would result in an estimated after-tax effect in Statements of Earnings of $158,000.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

10	Commitments

The company is committed to incur exploration expenses of $4.5 millions by December 31, 2009, and to transfer these expenditures to the subscribers of its flow-through share underwriting completed on June 5, 2008. As at August 31, 2008, the Company had spent approximately $2.8 millions according to this commitment.

On August 18, 2008, the company signed a rental lease for its administrative office with a company held by a director. The rental lease has a term of five years beginning on August 1, 2008 and ends on July 31, 2013. The annual costs is $99,200 and will be subject to an annual raise according to the consumer price index.

11	Comparative figures
Certain comparative figures have been reclassified to conform with the current period presentation.